Exhibit 5.1

May 4, 2026

Inogen, Inc.

500 Cummings Center, Suite 2800

Beverly, Massachusetts 01915

Ladies and Gentlemen:

We have acted as counsel to Inogen, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of the offer and sale of 281,897 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable upon the vesting of restricted stock units granted pursuant to the Form of Inducement Award Restricted Stock Unit Agreement – Time-Based and the Form of Inducement Award Restricted Stock Unit Agreement – Performance Based, in each case, substantially in the form filed as an exhibit to the registration statement on Form S-8 being filed with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”), pursuant to the Registration Statement.

We have reviewed the Registration Statement and such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that the Shares will be duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”).

We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Company’s Thirteenth Amended and Restated Certificate of Incorporation and the individual agreements relating to such Shares, will be validly issued, fully paid and nonassessable.

We are members of the bar of the Commonwealth of Massachusetts. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP